CERTIFICATE OF DESIGNATION,
                       PREFERENCES, RIGHTS AND LIMITATIONS
                                       OF
               5% SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
                                       OF
                            PARADIGM TECHNOLOGY, INC.


                       (Pursuant to Section 151(g) of the
                General Corporation Law of the State of Delaware)


         Paradigm Technology, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the provisions of section 151(g) of the General Corporation Law of the State of Delaware and pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board") by the provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board has adopted the following resolution providing for the issuance of series of its preferred stock and fixing the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof:

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the provisions in Article IV of the Certificate of Incorporation regarding the issuance of series of preferred stock, par value $.01 per share, there hereby is created a series of Preferred Stock which shall consist of five hundred (500) shares and which series shall have the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions as follows:

         1. DESIGNATION. The designation of the series of Preferred Stock fixed by this resolution shall be five hundred (500) shares of "5% Series B Convertible Redeemable Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock" or the "Series B Shares"). The Corporation has previously designated five hundred (500) shares of "5% Series A Convertible Redeemable Preferred Stock" (hereinafter referred to as the "Series A Preferred Stock" or the "Series A Shares").

         2. CONVERSION RIGHTS. The holders of the Series B Preferred Stock shall have the conversion rights as follows:

         (a) RIGHT TO CONVERT. At any time following the earlier of (i) the effectiveness of a registration statement for the common stock, par value $0.01 per share, of the Corporation (the "Common Stock" or "Common Shares") into which the Series B Preferred Stock shall convert (the "Series B Registration Statement") or (ii) ninety-five (95) days from the date of original issuance of the Series B Preferred Stock, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the sum of

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(1) $10,000 plus (2) the amount of all accrued but unpaid or accumulated dividends on the shares of Series B Preferred Stock being so converted by (B) the Series B Conversion Price (determined as hereinafter provided) in effect at the time of conversion. The "Series B Conversion Price" shall be equal to the lower of (i) the closing sale price of the Common Stock as quoted on the Nasdaq National Market on the day prior to the date of initial issuance of the Series B Preferred Stock or (ii) eighty-two percent (82%) of the average closing bid price of a share of Common Stock as quoted on the Nasdaq National Market over the five (5) consecutive trading days immediately preceding the date of the Conversion Notice (as defined in Section 2(d) hereof) of the Series B Preferred Stock as reported on the Nasdaq National Market. In the event that such security is not traded on the Nasdaq National Market, the average closing sale or bid price shall be as reported or quoted on such other national or regional securities exchange or automated quotations system upon which the Common Stock is listed and principally traded. In the event that the Common Stock is not listed on any exchange or quoted on a quotation system, the average closing sale or bid price shall be as reported or quoted on any trading market in which quotes can be obtained.

         (b) AUTOMATIC CONVERSION. If not sooner converted, all outstanding shares of Series B Preferred Stock shall be subject to automatic conversion on such date which is the earlier of (i) twenty-four (24) months after the date of original issuance thereof, (ii) six months from the effectiveness of the Series B Registration Statement or (iii) immediately prior to the consummation of the acquisition of the Corporation pursuant to a merger or consolidation or the sale of substantially all of the assets of the Corporation.

         (c) Except in connection with an automatic conversion pursuant to
Section 2(b) hereof, in no event shall a holder of Series B Preferred Stock be entitled to convert any Series B Preferred Stock in excess of that number of shares upon conversion of which the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series B Preferred Stock), and (ii) the number of shares of Common Stock issuable upon the conversion of the shares of the Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder or its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.

         (d) MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, such holder shall surrender (within three (3) business days after the date of the facsimile referred to below in this paragraph (d)) the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice (the "Conversion Notice") to the Corporation by facsimile (confirmed via telephonic notice) to the Chief Executive Officer or Chief Financial Officer of the Corporation that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of

                                       -2-


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Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made on the date of delivery of such facsimile notice to the Corporation; provided that certificates representing such Series B Shares are delivered within three (3) business days to the transfer agent of the Corporation. If such certificates are not delivered within three (b) business days after such facsimile, then such conversion shall be deemed to occur on the date of delivery of such Series B Shares to the transfer agent of the Corporation.

         (e) ADJUSTMENTS TO CONVERSION PRICES FOR STOCK DIVIDENDS AND FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event that this Corporation at any time or from time to time after the date of issuance of the Series B Preferred Stock shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

         (f) ADJUSTMENTS FOR RECLASSIFICATION AND REORGANIZATION. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 2(e) hereof), the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

         (g) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred
Stock:

                  (A) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

                  (B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

         Any notice required by the provisions of this Section 2 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

         (h) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; provided, however, that the Corporation shall not issue more than a 20% Issuance (as defined in Section 6(a) hereof) pursuant to conversion of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation may take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the necessary stockholder approval.

         (i) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).


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


         3. DIVIDENDS. The holders of the Series B Preferred Stock shall be entitled to receive dividends as follows:

         (a) The holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of five percent (5%), per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be payable only in shares of Series B Preferred Stock, and the Series B Preferred Stock shall not be entitled to any cash dividends. Such dividends shall begin to accumulate upon the issuance of the Series B Preferred Stock and shall be due and payable with respect to any share of Series B Preferred Stock only immediately prior to the conversion of such share of Series B Preferred Stock into Common Stock pursuant to Section 2 hereof.

         (b) In the event the Corporation shall declare a distribution (other than any distribution described in Section 5 or Section 6 hereof or a dividend on the Series A Preferred Stock) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series B Preferred Stock were the holders of the number of shares of Common Stock into which their respective shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

         4. VOTING RIGHTS OF PREFERRED STOCK. Except as otherwise required by law or Section 7 hereof, the holders of outstanding shares of Series B Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Corporation.

         5. LIQUIDATION PREFERENCE. The holders of the Series B Preferred Stock shall be entitled to a liquidation preference as follows:

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof and on parity with the holders of the Series A Preferred Stock, the amount of $10,000 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

         (b) After payment to the holders of the Series A Preferred Stock and Series B Preferred Stock of the amounts set forth in Section 5(a) hereof, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

         (c) Whenever the distribution provided for in this Section 5 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

         6.  REDEMPTION.

         (a) Notwithstanding anything contained in this resolution to the contrary, unless the approval of the stockholders referred to in clause (i) or
(ii) below has previously been obtained, the Corporation shall not be required to issue any Common Shares pursuant to any optional or automatic conversion of Series B Shares under Section 2 hereof, and the Series B Shares shall not be convertible into Common Shares, if, and to the extent that, (i) the issuance of such Common Shares upon conversion, when taken together with all prior issuances of Common Shares pursuant to Section 2 hereof, would result in the issuance by the Corporation of a number of Common Shares equal to or greater than twenty percent (20%) of the number of Common Shares outstanding on the date of initial issuance of the Series B Preferred Stock (a "20% Issuance"), and such 20% Issuance requires the prior approval of the stockholders of the Corporation pursuant to any rule, regulation, stated policy, practice or interpretation of the Nasdaq Stock Market applicable to the Corporation, or (ii) the Board of Directors of the Corporation determines in good faith that the issuance of such Common Shares upon conversion (whether or not constituting a 20% Issuance) otherwise requires the prior approval of the stockholders of the Corporation pursuant to any applicable rule, regulation, stated policy, practice or interpretation of any stock exchange or stock market on which the Common Shares are then listed or admitted to trading (such prior approval of the stockholders referred to in clauses (i) and (ii) above herein called the "Stockholder Approval Requirement").

         (b) Following the first conversion of Series B Shares to which the provisions of Section 6(a) hereof are applicable, the Corporation (i) shall promptly give to all holders of the Series B Shares (determined of record not more than fifteen (15) days before the date such notice is given) a notice stating that the Corporation is unable to issue any further Common Shares upon conversion of Series B Shares, and that the Series B Shares cannot be converted, without compliance with the Stockholder Approval Requirement, and (ii) shall take one of the following actions, at its election, within twenty (20) days following the date of such notice:

                  (i) the Corporation shall notify all such holders of the Series B Shares that it intends to seek stockholder approval pursuant to the Stockholder Approval Requirement, in which event the Corporation shall thereafter take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable to consider and vote on such matter; or

                  (ii) the Corporation shall obtain from the stock exchange or stock market on which the Common Shares are then listed or admitted to trading a waiver of or exception to the Stockholder Approval Requirement and shall commence any mailing to stockholders notifying them of such waiver or exception that is required by the rules of such stock exchange or stock market; or

                  (iii) the Corporation shall notify all such holders of the Series B Shares that it is redeeming Series B Shares pursuant to the following provisions of this Section 6:

provided, however, that if the Corporation elects to seek stockholder approval pursuant to clause (i) above, and such stockholder approval is not obtained within seventy-five (75) days following the date of the Corporation's notice to the holders of the Series B Shares that it intends to seek such stockholder approval, the Corporation shall promptly following the end of such seventy-five
(75) day period notify all holders of the Series B Shares that it is redeeming Series B Shares pursuant to the following provisions of this Section 6. If the Stockholder Approval Requirement is complied with or if a waiver of or exception to the Stockholder Approval Requirement is obtained, the conversion rights of the holders of the Series B Shares shall be reinstated.

         (c) If the Corporation elects or is required to redeem Series B Shares pursuant to Section (b) hereof, the Corporation shall (i) issue the Maximum Number of Shares of Common Stock to the holder or holders of Series B Preferred Stock whose Series B Preferred Stock is proposed to be converted, and will (ii) redeem, out of funds legally available therefor, all of the Series B Shares that remain after such conversion (a "Redemption") at a price per Series B Share equal to $12,190 (as adjusted for any stock split, reverse stock split, stock dividend, or similar event resulting in a change in the Series B Shares) plus an amount equal to all dividends, if any, accrued but unpaid on such shares to the earlier of the date fixed for redemption or the Maturity Date (the "Redemption Price"). For purposes of this Section 6(c), the "Maximum Number of Shares of Common Stock" shall mean the greatest number of shares of Common Stock that may be issued upon conversion of shares of Series B Preferred Stock without causing a 20% Issuance. The Company shall honor requests for conversion under this
Section 6 in order of receipt, and should the Company simultaneously receive multiple requests for conversion of Series B Preferred Stock that would otherwise cause a 20% Issuance, the Company shall honor such conversion requests pro rata in proportion to the number of shares of Series B Preferred Stock sought to be converted by each holder.

         (d) The Corporation's notice of redemption pursuant to Section 6(b) hereof shall be given to each holder of record of the Series B Shares to be redeemed and shall specify the redemption date of such Redemption (which redemption date shall not be later than twenty (20) days following the date of such notice of redemption), the place or places at which such Redemption shall be effected and the Redemption Price and shall call upon such holder to surrender to the Corporation, in the manner and at a place designated, the certificate or certificates representing the Series B Shares of such holder to be redeemed. No failure on the part of the Corporation to give any notice or redemption required to be given by it under this Section 6, and no defect in such notice or in the giving thereof, shall affect the validity of the proceedings for such Redemption, except as to a holder of Series B Shares (i) to whom the Corporation has failed to give such notice or (ii) whose notice was defective. An affidavit of the Secretary of the Corporation that notice of redemption has been given shall in the absence of fraud, be prima facie evidence of the facts stated therein.

         (e) Notwithstanding anything contained in this resolution to the contrary, the obligation of the Corporation to redeem Series B Shares at any given time shall be subject to such limitations and restrictions as may then be imposed on the Corporation under applicable law or governmental regulation. If, on the date on which a Redemption is to be effected, the Corporation shall be unable, because of any applicable law or governmental regulation, to redeem the total number of Series B Shares to be redeemed on such date, the Corporation shall redeem, ratably among the holders of the Series B Shares to be redeemed, the maximum number of such Series B Shares (if any) which it shall be permitted to redeem under such law or regulation. At any time thereafter when funds of the Corporation are legally available for the redemption of Series B Shares, such funds shall immediately be used to redeem the balance of the Series B Shares that the Corporation has become obligated to redeem on any such date or dates but which it has not redeemed. If such funds are insufficient to redeem the total number of such Series B Shares, such Series B Shares shall be redeemed ratably among the holders of the Series B Shares. If the Corporation is required to redeem the Series A Shares and the Series B Shares at the same time and if, on the date on which a Redemption is to be effected, the Corporation shall be unable, because of any applicable law or governmental regulation, to redeem the total number of Series A Shares and Series B Shares to be redeemed on such date, the Corporation shall redeem, ratably among the holders of the Series A Shares and Series B Shares to be redeemed, the maximum number of such Series A Shares and Series B Shares which it shall be permitted to redeem under such law or regulation. At any time thereafter when funds of the Corporation are legally available for the redemption of the Series A Shares and Series B Shares, such funds shall immediately be used to redeem the balance of the Series A Shares and Series B Shares that the Corporation has become obligated to redeem on any such date or dates but which it has not redeemed. If such funds are insufficient to redeem the total number of such Series A Shares and Series B Shares, such Series A Shares and Series B Shares shall be redeemed ratably among the holders of the Series A Shares and Series B Shares.

         (f) From and after the date fixed for a Redemption, notwithstanding that any certificate for Series B Shares to be redeemed in such Redemption shall not have been surrendered for cancellation, such Series B Shares shall no longer be deemed to be outstanding, dividends thereon, if any, shall cease to accrue from and after the earlier of the date so fixed or the Maturity Date, and the rights of the holders of such Series B Shares shall forthwith after such redemption date cease and terminate, excepting only the right of the holders thereof to receive the Redemption Price thereof, but without interest, upon the surrender of their respective certificates therefor; provided that if, on or after the date fixed in any notice as the date of redemption, the Corporation shall default in the payment of the Redemption Price of any Series B Shares entitled to redemption upon the surrender of the certificate therefor, the dividend and all other rights of the holders of such share (other than any conversion rights) shall be reinstated retroactively to such redemption date.

         (g) From and after the date fixed for a Redemption, the Corporation shall, at the place or places specified in the notice of redemption, upon presentation and surrender to the Corporation by the holder thereof of one or more certificates representing the Series B Shares to be redeemed, deliver or cause to be delivered to or upon the written order of such holder, a sum in cash equal to the Redemption Price of each Series B Shares of such holder to be redeemed, together with, if the certificate or certificates presented and surrendered by such holder represent a greater number of Series B Shares than the number of Series B Shares to be redeemed from such holder, one or more new certificates registered in the name of such holder and representing the Series B Shares not redeemed.

         (h) Except as provided in this Section 6, the Series B Shares are not subject to any mandatory redemption by the Corporation. Nothing in this resolution shall be determined to prohibit the Corporation from purchasing or otherwise acquiring outstanding shares of its capital stock, whether now or hereafter authorized, at any time and in any manner not prohibited by applicable law.

         (i) The Corporation shall not be required to maintain any sinking fund for the redemption of Series B Shares pursuant to this Section 6.

         7.  RESTRICTIONS AND LIMITATIONS.

         (a) So long as at least any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

               (i) Authorize, create or issue any other equity security senior to the Series B Preferred Stock as to liquidation preferences; or

               (ii) Amend, alter or repeal, by any means, its Certificate of Incorporation if the powers, preferences, or special rights of the Series B Preferred Stock would thereby be materially adversely affected.

         IN WITNESS WHEREOF, this certificate has been signed by Michael Gulett, President of the Corporation, and attested to by David Campbell, Secretary of the Corporation, as of the ___ day of July, 1997.

                                         PARADIGM TECHNOLOGY, INC.



                                         By
                                            -----------------------------------
                                                      Michael Gulett
                                                         President

Attest:



By
   ----------------------------------
              David Campbell
                 Secretary